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                                                                       EXHIBIT 4
                                                              Document No. 16905

                          RIGHT OF CO-SALE AGREEMENT


     This Right of Co-Sale Agreement (this "Agreement") dated as of
September 25, 1997, is by and among Jay Mealey (together with any Affiliates, the "Shareholder") and Enron Capital & Trade Resources Corp., a Delaware corporation (the "Investor").


                                  WITNESSETH:

     WHEREAS, the Shareholder and the Investor are the owners of common stock (the "Common Stock") of Series A Preferred Stock (the "Preferred Stock;" together with all other capital stock of the Corporation, the "Securities") of Crown Energy Corporation (the "Corporation"); and

     WHEREAS, the Corporation and the Investor are parties to that certain Stock Purchase Agreement dated of even date herewith (the "Stock Purchase Agreement"), and as a condition of the Investor becoming a party to the Stock Purchase Agreement, the Shareholder has agreed to execute this Agreement; and

     WHEREAS, certain capitalized terms used herein shall have the meanings assigned to them in the Stock Purchase Agreement; and

     WHEREAS, the parties hereto agree that the success of the Corporation requires the active interest and support of the Shareholder and the Investor and therefore desire to promote the best interests of the Corporation and their mutual interests by imposing certain requirements with respect to the transferability of the Securities of the Corporation owned by the parties hereto;

     NOW, THEREFORE, for and in consideration of the promises and the mutual covenants hereinafter set forth, and for other good and valuable consideration, the parties hereby agree as follows:

                                   ARTICLE I
                               RIGHT OF CO-SALE

     SECTION 1. Right of Co-Sale. The Shareholder agrees that he shall not Sell any Securities or any interest therein to any Person, except in accordance with the terms of this Agreement, for a period of five (5) years from the date hereof (the "Restrictive Period").

          1.1 "Sale", "Sell" or "Sold" shall mean and include any sale, gift or other form of transfer, conveyance, disposal or encumbrance, whether voluntary or involuntary, including any dividend or distribution and the pledging of any security, and whether direct or indirect or alone or in a series of related transactions.
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          1.2  Before the expiration of the Restrictive Period, if the
Shareholder receives a good faith, non-collusive offer to purchase such Securities (an "Offer") which the Shareholder desires to accept, the Shareholder shall first give written notice ("Notice") to the Investor as provided below.

          1.3 The Notice shall be sent to the Investor in compliance with the terms of this Agreement and shall set forth:

               (a) the number of Securities and the interest therein that the Shareholder desires to Sell;

               (b) the name of any proposed purchaser (the "Offeror") and a description of the Offer,

               (c) the cash consideration per share to be received by the Shareholder in connection with the Offer, or if the consideration is other than cash or partly in cash and partly in the form of other consideration, the nature of the other consideration to be received (with a reasonable description thereof) and the other material terms and conditions of such proposed Sale; and

               (d) the address of the Shareholder at which the Investor may give any notice required herein.

          1.4 The Investor shall have fifteen (15) days after receipt of the Notice to notify the Shareholder as to its decision to exercise rights of co-sale hereunder (the "Acceptance Period"). The Investor will include in such notice the number of Securities that the Investor wishes to Sell in the Sale contemplated by the Offer (the "Sale Transaction").

               (a) Upon receiving notice that the Investor has opted to exercise its rights of co-sale hereunder, the Shareholder shall use his best efforts to interest the Offeror in purchasing all of the Securities designated by the Investor as well as those proposed to be Sold by the Shareholder. If the Offeror does not wish to purchase all of the Securities with respect to which the Investor has exercised rights of co-sale, Section 1.4(b) hereof shall govern.

               (b) If the Offeror does not wish to purchase all of the Securities with respect to which the Investor has exercised rights of co-sale hereunder, the Investor may participate in the Sale Transaction by selling all or part of its pro-rata share of Securities to the proposed purchaser (the "Participating Shares") on the terms contemplated by the Offer, along with the pro-rata share of the Shareholder's Securities. For purposes of this Section, a party's pro-rata share means, with respect to each party participating in the Sale Transaction, the proportion (expressed as a percentage) that its ownership of Securities (calculated, in the case of Preferred Stock, with respect to the number of shares of Common Stock into which the Preferred Stock may be converted) bears to the aggregate number of Securities (calculated, in the case of Preferred Stock, with respect to the number of shares of Common Stock into which the Preferred Stock may be converted) that the

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number of shares of Common Stock into which the Preferred Stock may be converted) that the Shareholder and Investor desire to Sell in the Sale Transaction.

     SECTION 2.  Certain Exempt Transactions.

            2.1 The rights of the Investor under Section 1 hereof shall not apply to any Sale of the Shareholder's Securities which does not involve at least:

                 (a) fifty percent (50%) of the Securities owned by the Shareholder; and

                 (b) more than fifty percent (50%) of the outstanding Securities of the Company, calculated by taking into consideration the number of shares of Common Stock into which any outstanding Preferred Stock may be converted.

     IN WITNESS WHEREOF, signed this 25th day of September, 1997.


                                         INVESTOR:

                                         ENRON CAPITAL & TRADE
                                         RESOURCES CORP.


                                         By:    /s/ TONY A. VALENTINE
                                         Name:  Tony A. Valentine
                                         Title: Director


                                         SHAREHOLDER:

                                         /s/ JAY MEALEY
                                         ___________________________________
                                         Jay Mealey


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